Exhibit 11.1


                            QUESTRON TECHNOLOGY, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994



                                                                                 1995                1994
                                                                             -----------          -----------
 Average number of shares of common stock outstanding
    during the year                                                           11,533,067            2,793,402

 Assumed conversion of the Series A Preferred Stock,
    as of the beginning of the year                                                   --              280,000

 Assumed exercise of dilutive stock options and warrants, based on the treasury method of accounting using the year-end market price per share of the Registrant's
    common stock                                                               2,309,798            2,774,021
                                                                           -------------          -----------

 Fully diluted average number of shares of common
    stock and common stock equivalents outstanding
    during the year                                                           13,842,865            5,847,423
                                                                            ============           ==========

 Net income (loss) available to common shareholders                         $    352,187           $ (642,033)
                                                                            ============           ==========
 Net income (loss) per common share                                         $        .03           $     (.11)
                                                                            ============           ==========

The calculation for 1994 is submitted in accordance with Securities
Exchange Act of 1934 Release No. 9083 although it is contrary to Paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.